Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Organization

The Citizens Banking Company	Ohio
SCC Resources, Inc.	Ohio
First Citizens Insurance Agency	Ohio
Water Street Properties, Inc.	Ohio